Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

IWAC Holdings Inc.

Florida, New York

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated August 14, 2023, relating to the financial statement of IWAC Holdings Inc. which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, P.A.

New York, New York

August 14, 2023